Filed Pursuant to Rule 424(b)(3)
Registration No. 333-273041

PROSPECTUS SUPPLEMENT NO. 1

(To the Prospectus dated August 17, 2023)

PROSPECTUS FOR

752,605,544 COMMON SHARES

OF AEGON LTD.

(WHICH IS THE NAME OF THE BERMUDA EXEMPTED COMPANY INTO WHICH AEGON N.V. WILL BE CONVERTED FOLLOWING THE CONSUMMATION OF THE REDOMICILIATION AS DESCRIBED IN THE PROSPECTUS)

This prospectus supplement (this “Supplement”) supplements the prospectus dated August 17, 2023 (the “Prospectus”) which forms a part of the Registration Statement on Form F-4 (Registration No. 333-273041) of Aegon N.V. and Aegon Ltd. filed with the U.S. Securities and Exchange Commission in connection with the proposed change in legal domicile (the “Redomiciliation”) of Aegon N.V. by means of a cross-border conversion, first, into Aegon S.A. and subsequently, into Aegon Ltd. The purpose of this Supplement is to supplement the Prospectus with certain information as indicated herein. Capitalized terms used in this Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This Supplement may add, update or change information in the Prospectus. If the information in this Supplement is inconsistent with the Prospectus, this Supplement will apply and will supersede the information in the Prospectus. It is important for you to read and consider all information contained in this Supplement and the Prospectus in voting your shares at the Dutch EGM and the Luxembourg EGM.

Investing in our common shares involves risks. See “Risk Factors” beginning on page 22 of the Prospectus.

Aegon N.V.’s common shares are listed on the Euronext Amsterdam under the symbol “AGN”, and Aegon N.V.’s common shares of New York registry are listed on the New York Stock Exchange under the symbol “AEG”. The common shares of Aegon Ltd. will remain listed under the same symbol after the Redomiciliation.

NONE OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION, THE REGISTRAR OF COMPANIES OF BERMUDA OR THE BERMUDA MONETARY AUTHORITY HAS APPROVED OR DISAPPROVED THE CONVERSIONS AND OTHER TRANSACTIONS DESCRIBED IN THE PROSPECTUS, NOR HAVE THEY APPROVED OR DISAPPROVED OF THE SECURITIES TO BE REGISTERED UNDER THE PROSPECTUS OR DETERMINED IF THE PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Supplement is September 19, 2023.

Recent Developments

On September 15, 2023, Aegon announced it had continued its stakeholder engagement in advance of the Dutch EGM and the Luxembourg EGM on September 29 and September 30, 2023, respectively, relating to the proposed Redomiciliation. During this process of engagement, Aegon received input and questions regarding the proposed governance of Aegon Ltd.

Taking into account the feedback received with respect to the proposed governance from shareholders and other stakeholders, Aegon has decided to make the following changes to the governance of Aegon Ltd. to further enhance shareholder rights. Corresponding changes are deemed to be made where applicable to “Description of Securities”, “Comparison of Aegon N.V. and Aegon Ltd. Governance” and elsewhere in the Prospectus, the relevant portions of which are hereby superseded by the information in this Supplement. Except as specifically updated or supplemented hereby, all information in the Prospectus remains unchanged.

Introduction of pre-emptive rights for the issuance of common shares

Upon the issuance of Aegon Ltd. Common Shares, each holder of Aegon Ltd. Common Shares will have pre-emptive rights in proportion to the number of Aegon Ltd. Common Shares held by such shareholder. The General Meeting can authorize the Aegon Ltd. Board to limit or exclude pre-emptive rights.

In line with Aegon N.V.’s current practice, Aegon Ltd. will annually request (i) an authorization to exclude pre-emptive rights for up to 10% of the issued share capital, and (ii) an authorization to exclude pre-emptive rights for share issuances for purposes of safeguarding, conserving or strengthening Aegon Ltd.’s capital position.

Issuances for equity compensation plans or against a non-cash contribution will be excluded from pre-emptive rights, in line with the current governance of Aegon N.V.

Shareholder approval for share buy-backs

The acquisition of own shares by Aegon Ltd. will require an authorization from the General Meeting. In line with Aegon N.V.’s current practice, Aegon Ltd. will annually request an authorization to acquire Aegon Ltd. Common Shares.

Shareholder approval for annual final dividend payments

Similar to Aegon N.V.’s current practice, shareholders will be allowed a binding vote on the payment of the annual final dividend. The Aegon Ltd. Board will determine the amount of the dividend payment and declares the annual final dividend, subject to approval by the General Meeting.

These governance changes will be implemented by means of an amendment to the Aegon Ltd. Bye-Laws, which will be submitted for approval to the first Aegon Ltd. general meeting of shareholders to be held after the Redomiciliation. For the period up to such general meeting of shareholders, Aegon Ltd. will adhere to the shareholder authorizations to exclude pre-emptive rights and the shareholder authorization to acquire own shares as granted by the Aegon N.V. general meeting of shareholders of May 25, 2023.

In addition to the above governance changes, Aegon would like to clarify the application of the authority of the Aegon Ltd. Board to issue common shares for “purposes of safeguarding, conserving or strengthening Aegon’s capital position”, as included in the Aegon Ltd. Bye-Laws. This authority of the Aegon Ltd. Board is similar to the share issue authorization that Aegon N.V. has requested from shareholders annually to ensure that in exceptional financial circumstances Aegon Ltd. will be able to attract capital to safeguard its financial position, for example when additional capital would be required to comply with its regulatory obligations. The purpose of this exception is to protect the company if the capital position requires it and Aegon Ltd. will only make use of this exception in exceptional circumstances of severe financial distress.

Additionally, Aegon has been informed that the NYRSs will have the ISIN US0076CA1045 and the CUSIP 0076CA 104.

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